Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 10, 2022

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Second Quarter 2022 Results

•	EPS of $0.02 for Q2 2022 and $0.11 for 2022 YTD

•	Backlog up 19% YTD and 7% sequentially with record levels in Air & Liquid Processing

Carnegie, PA, August 10, 2022 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation” or “Ampco-Pittsburgh”) reported net sales of $102.6 million and $197.0 million for the three and six months ended June 30, 2022, respectively, compared to $92.4 million and $179.2 million for the three and six months ended June 30, 2021, respectively. The increase is primarily attributable to higher sales in the Forged and Cast Engineered Products segment driven by higher pricing, including surcharges, and a higher volume of shipments of forged engineered products to the steel distribution and oil and gas markets.

Net income was $0.4 million, or $0.02 per diluted share, and $2.0 million, or $0.11 per diluted share, for the three and six months ended June 20, 2022, respectively. This compares to net income of $1.1 million, or $0.05 per diluted share, and $1.2 million, or $0.06 per diluted share, for the three and six months ended June 30, 2021, respectively.

(Loss) income from operations for the three and six months ended June 30, 2022, was $(0.3) million and $0.9 million, respectively, compared to $0.5 million and $1.4 million for the three and six months ended June 30, 2021, respectively. For the three and six months ended June 30, 2022, the decrease primarily reflects the impacts of higher operating costs in excess of recovery from pricing surcharges in the Forged and Cast Engineered Products segment and a $0.7 million refund of excess COVID-19 subsidies received in 2020.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Although we again recorded positive net earnings this quarter, the product surcharges in our Forged and Cast Engineered Products segment continued to lag the continued upward pressure on operating costs. Despite the continuation of certain supply chain issues impacting lead times on raw materials and customer delivery acceptance, the Air & Liquid Processing segment reported higher sales and operating income for the second quarter compared to prior year. We have recently seen commodity prices begin to decline, which will help us in cost recovery, and our order backlog continues to grow, with record-setting order intake in the Air & Liquid segment.”

Investment-related income for the three and six months ended June 30, 2022, declined in comparison to the prior year, which included a dividend of $1.0 million from one of the Corporation’s Chinese joint ventures. Interest expense for the three and six months ended June 30, 2022, increased in comparison to the same periods of the prior year based on higher average borrowings under the revolving credit facility in support of working capital growth. Other – net improved for the three and six months ended June 30, 2022, compared to the prior-year periods primarily due to higher gains on foreign exchange, partially offset by unrealized losses on Rabbi Trust investments.

The income tax provision for the three and six months ended June 30, 2021, included expenses totaling $0.7 million, or $0.04 per common share, for the revaluation of certain deferred income tax liabilities for a future tax rate change enacted in the U.K. and for the restructuring of a foreign sales office.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2022, improved from the same periods of the prior year period primarily due to higher pricing and variable-index surcharges passed through to customers as a result of higher raw material, energy and transportation costs, and higher shipments of forged engineered products as a result of increased demand from the steel distribution and oil and gas markets. Operating results for the three and six months ended June 30, 2022, declined when compared to the same periods of the prior year primarily due to under-recovery of operating cost inflation in pricing surcharges and a reserve recorded in the current quarter for the refund of excess COVID-19 subsidies.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three months ended June 30, 2022, improved compared to the three months ended June 30, 2021, due to higher sales of heat exchange coils but declined for the six months ended June 30, 2022, when compared to the same period of the prior year due to supply chain issues impacting delivery timing of shipments, primarily for centrifugal pumps. Operating results for the three and six months ended June 30, 2022, improved compared to the prior year primarily due to improved mix and lower employee-related costs, including the impact of an employee benefit change.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Thursday, August 11, 2022, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2022. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10169659/f3ca1f2110. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free):	1-844-308-3408
•	Participant International Dial-in:	1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials; limitations in availability of capital to fund our operations and strategic plan; inability to maintain adequate liquidity in order to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; inability to obtain necessary capital or financing on satisfactory terms in order to acquire capital expenditures that may be required to support our growth strategy; inoperability of certain equipment on which we rely; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations; consequences of global pandemics (including COVID-19); work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal controls; disruptions caused by hostilities, including any disruptions caused by the hostilities in Ukraine; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K, and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$102,582	$92,428	$197,008	$179,228

Cost of products sold (excl. depreciation and amortization)	87,487	75,433	166,307	145,021
Selling and administrative	10,974	12,070	20,852	23,628
Depreciation and amortization	4,440	4,493	8,927	9,236
Loss (gain) on disposal of assets	1	(37)	(1)	(33)

Total operating expenses	102,902	91,959	196,085	177,852

(Loss) income from operations	(320)	469	923	1,376
Other income (expense):
Investment-related income	2	1,047	6	1,065
Interest expense	(1,204)	(943)	(2,198)	(1,838)
Other – net	2,433	2,023	3,845	2,688

Total other income – net	1,231	2,127	1,653	1,915
Income before income taxes	911	2,596	2,576	3,291
Income tax provision	(389)	(1,372)	(445)	(1,753)

Net income	522	1,224	2,131	1,538
Less: Net income attributable to noncontrolling interest	119	161	83	308

Net income attributable to Ampco-Pittsburgh	$403	$1,063	$2,048	$1,230

Net income per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.02	$0.06	$0.11	$0.07

Diluted	$0.02	$0.05	$0.11	$0.06

Weighted-average number of common shares outstanding:
Basic	19,285	18,981	19,237	18,810

Diluted	19,434	21,249	19,452	20,981

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales:
Forged and Cast Engineered Products	$79,578	$71,028	$154,337	$134,379
Air and Liquid Processing	23,004	21,400	42,671	44,849

Consolidated	$102,582	$92,428	$197,008	$179,228

(Loss) income from Operations:
Forged and Cast Engineered Products	$(129)	$1,674	$1,169	$3,520
Air and Liquid Processing	2,599	2,062	5,260	4,374
Corporate costs	(2,790)	(3,267)	(5,506)	(6,518)

Consolidated	$(320)	$469	$923	$1,376

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income from operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of (loss) income from operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and six months ended June 30, 2022, and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(Loss) income from operations, as reported (GAAP)	$(320)	$469	$923	$1,376
Refund of Excess COVID-19 Subsidies (1)	664	0	664	0
Change in Employee Benefit Policy (2)	0	0	(1,431)	0

Income from operations, as adjusted (Non-GAAP)	$344	$469	$156	$1,376

(1)	Represents excess COVID-19 subsidies received in 2020 to be returned in 2022.
(2)	Represents an accounting benefit resulting from the change in the method by which certain employees earn certain benefits.